Exhibit 99.1

Company Contact	Investor Relations Contact:
Mr. Ran Xiong, Deputy GM	Mr. Crocker Coulson, President
E-mail: xr968@163.net	E-mail: crocker.coulson@ccgir.com
Tel: +86 (91) 6262 2612	Tel: +1 (646) 213-1915 (New York)

Mr. John Harmon, CFA, Sr. Account Manager
E-mail: john.harmon@ccgir.com
Tel: +86-10-6561-6886 (Beijing)

For Immediate Release:

China HGS Signs Another Residential-Apartment Bulk-Purchase Agreement Worth US$ 9.2 Million

Hanzhong, Shaanxi province, CHINA – June 14, 2011 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or “the Company”), a leading residential and commercial property developer in China’s southern Shaanxi province, today announced that the Company signed a residential-apartment bulk-purchase agreement (the “Agreement”) for a total price of RMB 60 million (approximately $9.2 million) with the Hanzhong Municipal Bureau of Justice (the “Purchaser”) on June 8, 2011.

The Agreement covers the entire Tower B3 of the Company’s “Mingzhu Beiyuan” project, which is comprised of a total of 112 residential-apartment units and is located in downtown Hanzhong. The contracted project is expected to be completed and delivered to the Purchaser within two and a half years after the date of the Agreement, according the timeline set forth in the Agreement. The total price of the Agreement is RMB 60 million (approximately $9.2 million), with an average sales price of RMB 309 per square foot (approximately $47.50 per sq. ft.).  According to the Agreement, the Hanzhong Municipal Bureau of Justice has agreed to make an initial payment of RMB 100,000 (approximately $15,385) for each apartment unit within 10 days of the date of the Agreement and make an additional payment to China HGS by the end of August 2011, raising its total payment to 50% of the total price (RMB 30 million, or approximately $4.6 million). Upon due payment of the contract price as agreed in the Agreement, China HGS  is required to complete the project design, obtain the necessary approvals, and perform the related preparation work within three months of the date of the Agreement.

“We are pleased to reach a second bulk-purchase agreement for our Mingzhu Beiyuan project only 10 days after signing our first bulk-purchase agreement with the Hanzhong Public Security Bureau,” commented Mr. Xiaojun Zhu, Chief Executive Officer of China HGS Real Estate, Inc. “The robust demand for China HGS’s properties reflects our leading reputation and the recognition of our company in our core market.  We look forward to continuing to deliver high-quality real estate products to our customers in the future.”

About China HGS Real Estate Inc.

China HGS Real Estate Inc., through its wholly owned subsidiary, Shaanxi Guangsha Investment and Development Group Co., Ltd., specializes in real estate development in China’s second-tier and third-tier cities. The Company’s real estate properties include multi-layer, sub-high-rise, and high-rise apartment buildings. The Company possesses the national grade II real estate qualification and was ranked as the No. 1 property developer in Hanzhong, Shaanxi Province in terms of market share in 2007, 2008, and 2009 successively.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.